UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________________________________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 11, 2020

ARES CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	ARCC	NASDAQ Global Select Market
6.875% Senior Notes due 2047	AFC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2020, Ares Capital Corporation (the “Company”) entered into (i) a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with ARCC FB Funding LLC, a wholly owned subsidiary of the Company (“AFB LLC”), pursuant to which the Company will sell to AFB LLC certain loans it has originated or acquired, or will originate or acquire (the “Loans”) from time to time, (ii) a Revolving Credit and Security Agreement (the “Credit and Security Agreement” and, together with the Purchase and Sale Agreement, the “Agreements”) with AFB LLC, as the borrower, BNP Paribas (“BNP”), as the administrative agent and lender, the Company, as the equityholder and as the servicer, and U.S. Bank National Association, as collateral agent, pursuant to which BNP has agreed to extend credit to AFB LLC in an aggregate principal amount up to $300,000,000 at any one time outstanding (the “BNP Funding Facility”) and (iii) various supporting documentation, including an account control agreement.

The obligations of AFB LLC under the BNP Funding Facility are secured by all of the assets held by AFB LLC, including the Loans sold or transferred by the Company to AFB LLC. The BNP Funding Facility is a revolving funding facility with a reinvestment period ending June 11, 2023 and a final maturity date of June 11, 2025. The reinvestment period and final maturity are both subject to a one-year extension by mutual agreement. Subject to certain exceptions, the interest charged on the BNP Funding Facility is based on LIBOR, or, if LIBOR is not available, a “base rate” (which is the greater of a prime rate and the federal funds rate plus 0.50%), plus a margin that generally ranges between 2.65% and 3.15% (depending on the types of assets such advances relate to), with a weighted average margin floor for all classes of advances of (i) 2.75% during the reinvestment period and (ii) 3.25% following the reinvestment period. Under the Agreements, the Company and AFB LLC, as applicable, have made representations and warranties regarding the Loans, as well as their businesses, and are required to comply with various covenants, servicing procedures, limitations on disposition of Loans, reporting requirements and other customary requirements for similar revolving funding facilities. The Credit and Security Agreement includes usual and customary events of default for revolving funding facilities of this nature, including allowing BNP, upon a default, to accelerate and foreclose on the Loans and to pursue the rights under the Loans directly with the obligors thereof.

Borrowings under the BNP Funding Facility are subject to various covenants under the Agreements as well as the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the BNP Funding Facility and is qualified in its entirety by reference to copies of the Credit and Security Agreement and the Purchase and Sale Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K and incorporated by reference herein.

As of June 11, 2020, following the closing of the BNP Funding Facility, the Company had an aggregate total of $10.8 billion of committed debt capital, of which $7.6 billion of principal debt was outstanding. As of this same date, the Company had available liquidity of approximately $3.5 billion, including approximately $300 million in cash and cash equivalents and $3.2 billion available for additional borrowings under its credit facilities, subject to borrowing base and other restrictions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)                               Exhibits:

Exhibit Number	Description

10.1
Revolving Credit and Security Agreement, dated as of June 11, 2020, among ARCC FB Funding LLC, as borrower, the lenders from time to time parties thereto, BNP Paribas, as administrative agent and lender, Ares Capital Corporation, as equityholder and servicer, and U.S. Bank National Association, as collateral agent.

10.2	Purchase and Sale Agreement, dated as of June 11, 2020, between ARCC FB Funding LLC, as purchaser, and Ares Capital Corporation, as seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: June 16, 2020

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer

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